                               -------------------
                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                           ---------------------------
                               USA TALKS.COM, INC.
               (Exact Name of Registrant as Specified in Charter)

         Nevada                                                93-0915593
(Jurisdiction of Incorporation                           (I.R.S. Employer
or Organization)                                         Identification Number)

                     4180 LA JOLLA VILLAGE DRIVE, SUITE 570
                               LA JOLLA, CA 92121
                    (Address of Principal Executive Offices)

                    USA TALKS.COM, INC. CONSULTING AGREEMENT
                            (Full title of the Plan)

                                Allen J. Portnoy
                      4180 LA JOLLA VILLAGE DRIVE SUITE 570
                           LA JOLLA, CALIFORNIA 92037
                                  858-546-0550
 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                          Copies of communications to:

                                Stephen A. Storey
                               USA Talks.com, Inc.
                     4180 La Jolla Village Drive, Suite 570
                               La Jolla, CA 92037
                                 (858) 546-0550

CALCULATION OF REGISTRATION FEE


                                                     Proposed          Proposed
Title of                                             Maximum           Maximum
Securities                          Amount           Offering          Aggregate        Amount of
to be                               to be            Price             Offering         Registration
Registered                          Registered       Per Share         Price            Fee

Common Stock, par
value $.001 per share               1,500,000        $0.625(1)         $937,500 (1)        $260.63


(1) Computed pursuant to Rules 457 (c ) and 457 (h) (l) based on bid price of the Common Stock on August 18, 1999. The stock is traded on the OTC: USAT.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORTION OF CERTAIN DOCUMENTS BY REFERENCE.

         This registration Statement on Form S-8 is filed pursuant to General Instruction E for the purpose of registering shares of Common Stock of USA Talks.com,. Inc. (the Registrant) issuable as full settlement of compensation due pursuant to an Agreement with an independent consultant. The information set forth below is incorporated by reference in this Registration Statement as provided by General Instruction E and as otherwise provided by the General Instructions to Form S-8. The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission by the Registrant pursuant to the Exchange Act of 1934, as amended:

1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998;

2. The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, and June 30, 1999 and September 30, 1999;

3. The Registrant's Current Reports on Form 8-K filed on June 29, 1999 and July 27, 1999; 4. Articles of Incorporation, as amended, as filed with Form S-8 On July 31, 1998.

5. Bylaws as filed with Form S-8 On July 31, 1998.

6. All other reports filed by the Registrant or the Plan pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by its annual report referred to in paragraph (1) above.

         All documents and other reports subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c ), 14 or 15 (d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein superseded shall not be deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESRIPTION OF SECURITIES

         The Registrant=s authorized capital stock consists of (i) 400,000,000 shares of Common Stock, par value $.001 per share, of which 80,123,456 shares were outstanding as of the date of this Registration Statement, (ii)1,000 shares of Class A Preferred Stock, par value $.001 per share, with other terms or preferences to be set by the Registrant=s board of directors, none of which are outstanding as of the date of this Registration Statement, (iii) 1,000 shares of Class B Preferred Stock, par value $.001 per share, with other terms or preferences to be set by the Registrant=s board of directors, none of which are outstanding as of the date of this Registration Statement, (iv) 1,000 shares of Class C Preferred Stock, par value $.001 per share, with other terms or preferences to be set by the Registrant=s board of directors, none of which are outstanding as of the date of this Registration Statement. Each share of Common Stock has equal rights as to voting and in the event of dissolution and liquidation. There is no cumulative voting by shareholders. Shareholders have no preemptive rights to acquire any shares of Registrant.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection I of Section 78.7502 of Chapter 78 of the Nevada General Corporation Law ("NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding by judgment, order settlement, conviction or upon a plea of nolo contedere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.


         Subsection 2 of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys= fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in addition the articles of incorporation, by laws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt or an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or other wise in (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided by section 78.751 of the NGCL shall not be deemed exclusive of the other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

         Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising our of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

         The Registrant=s articles of incorporation provide that, as the board of directors of the Registrant may provide from time to time, in the bylaws or by resolution, the Registrant may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada. The Registrant=s bylaws provide for indemnification of officers, directors and others and purchase of insurance pursuant to provision based on the foregoing provisions of the NGCL.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable

ITEM 8.  EXHIBITS

         The Exhibit Index immediately preceding the exhibits it incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

         The Registrant hereby undertakes;

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or other controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expresses in the Act and will be governed by the final adjudication of such issues.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, CA, on August 18, 1999.

                                    USA Talks.com, Inc.




                                    By:/s/ Allen J. Portnoy
                                    Allen J. Portnoy
                                    Chairman of the Board and
                                    Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, Registrtion Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated..


Signatures                            Title                              Date


/s/ Allen J. Portnoy         Chief Executive Officer,
---------------------          Secretary and Director          August 18, 1999
Allen J. Portnoy


/s/ Stephen A. Storey         President and Director           August 18, 1999
---------------------
Stephen A. Storey,



/s/ Jack C. Alexander         Chief Financial Officer          August 18, 1999
---------------------
Jack C. Alexander


/s/ Max Spencer Kissell       Director                         August 18, 1999
------------------------
Max S. Kissell



                                INDEX TO EXHIBITS


Exhibit
 No.                Exhibit
-------             -------
4.1                 USA Talks.com, Inc. Consulting Agreement

4.2                 Resolution of the Board of Directors
                    authorizing issuance of shares
